Exhibit 10.1

Execution Version

VOTING AGREEMENT

This Voting Agreement (this “Agreement”) is made as of May 7, 2025, by and among (i) HOFV Holdings, LLC, a Delaware limited liability company (“Parent”), (ii) Omaha Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”, and together with Parent, the “Buyer Parties”), (iii) Hall of Fame Resort & Entertainment Company, a Delaware corporation (the “Company”), and (iv) the undersigned shareholders (each a “Holder” and collectively, the “Holders”) of the Company. Any capitalized term used but not defined in this Agreement will have the meaning ascribed to such term in the Merger Agreement (as hereinafter defined).

WHEREAS, on or about the date hereof, the Buyer Parties and the Company entered into that certain Agreement and Plan of Merger (as amended from time to time in accordance with the terms thereof, the “Merger Agreement”), pursuant to which, among other matters, upon the consummation of the transactions contemplated thereby, the Merger Sub will merge with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Parent (the “Merger”), in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and upon the terms and subject to the conditions set forth herein, pursuant to which, except as otherwise provided in Article II of the Merger Agreement, each share of Company Common Stock that is outstanding as of immediately prior to the Effective Time (other than Owned Company Shares or Dissenting Company Shares) will be converted into the right to receive the Per Share Price, all upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, as of the date hereof, the Holders are the record and/or “beneficial owners” (within the meaning of Rule 13d-3 under the Exchange Act) and are entitled to dispose of and vote the shares of Company Common Stock set forth on the signature page of this Agreement (which shares and any additional shares of Company Common Stock (or any securities convertible into or exercisable or exchangeable for Company Common Stock) in which the Holders acquire record or beneficial ownership after the date hereof, including by purchase, as a result of a share dividend, share split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities, the “Covered Voting Shares”);

WHEREAS, the Board of Directors of the Company has (a) determined that the Merger Agreement, the other ancillary agreements contemplated thereby, and the other transactions contemplated by any such documents (collectively, the “Transactions”) are advisable, fair to and in the best interests of the Company and the Company shareholders (the “Company Shareholders”) and declared it advisable for the Company to enter into the Merger Agreement and consummate the Merger upon the terms and subject to the conditions set forth herein, (b) approved and adopted the execution and delivery of the Merger Agreement by the Company, the performance by the Company of its covenants and other obligations hereunder and thereunder, and the consummation of the Merger upon the terms and subject to the conditions set forth therein; and (c) resolved to recommend that the Stockholders adopt the Merger Agreement and this Agreement and approve the Merger in accordance with the DGCL; and

WHEREAS, as a condition to the willingness of the Company to enter into the Merger Agreement, and as an inducement and in consideration therefor, and in view of the expenses and efforts to be undertaken by the Company to consummate the Transactions, the Company has requested and Holder is willing to enter into this Agreement in order for Holder to provide certain assurances to the Company regarding the manner in which Holder is bound hereunder to vote the Covered Voting Shares during the period from and including the date hereof through and including the date on which this Agreement is terminated in accordance with its terms (the “Voting Period”) with respect to the Merger Agreement, the Merger, the ancillary agreements contemplated thereby and the Transactions.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Covenant to Vote in Favor of Transactions. Holder agrees, with respect to all of the Covered Voting Shares, the Holder will:

(a) during the Voting Period, at each meeting of Company Shareholders, and in each written consent or resolutions of any of Company Shareholders in which Holder is entitled to vote or consent, Holder hereby unconditionally and irrevocably agrees to be present for such meeting and vote (in person or by proxy), or consent to any action by written consent or resolution with respect to, as applicable, the Covered Voting Shares (i) in favor of, and adopt, the Merger Agreement, the ancillary agreements contemplated thereby, any amendments to the Company’s organizational documents, and all of the other Transactions (and any actions required in furtherance thereof), and (ii) in favor of the other matters set forth in the Merger Agreement unless the Holders shall have determined in their sole and absolute discretion to pursue or recommend an Acquisition Proposal or any other alternative transaction proposed by any person that is not a Holder or an Affiliate of a Holder to the Merger Agreement and the Transactions contemplated thereby (an “Alternative Transaction”);

(b) to execute and deliver all related documentation and take such other action in support of the Merger, the Merger Agreement, any ancillary agreement contemplated thereby and any of the Transactions as shall reasonably be requested by the Company in order to carry out the terms and provision of this Section 1, including, without limitation, (i) any actions by written consent of the Company Shareholders presented to the Holders, and (ii) customary instruments of conveyance and transfer, and any consent, waiver, governmental filing, and any similar or related documents;

(c) not to deposit, and to cause its Affiliates not to deposit, except as provided in this Agreement, any Covered Voting Shares owned by any Holder or his/her/its Affiliates in a voting trust or subject any Covered Voting Shares to any arrangement or agreement with respect to the voting of such Shares, unless specifically requested to do so by the Company in connection with the Merger Agreement, the ancillary agreements contemplated thereby and any of the Transactions; and

(d) at the request of the Company, make, or participate in, directly or indirectly, a “solicitation” of “proxies” or consents (as such terms are used in the rules of the SEC) or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of, any shares of Company Common Stock in connection with any vote or other action with respect to the Transactions, and recommend that Company Shareholders vote in favor of adoption of the Merger Agreement and the Transactions and any other proposal the approval of which is a condition to the obligations of the Company under the Merger Agreement (and any actions required in furtherance thereof and otherwise as expressly provided by Section 1) unless the Holders shall have determined in their sole and absolute discretion to pursue or recommend an Alternative Transaction.

2. Other Covenants.

(a) Permitted Transfers. Nothing shall prohibit a Transfer of Covered Voting Shares by a Holder (i) to any family member or trust for the benefit of any family member, (ii) to any shareholder, member or partner of a Holder, if an entity, (iii) to any Affiliate of Holder, (iv) to Parent as contemplated by the Merger Agreement, or (v) to any person or entity if and to the extent required by any non-consensual Order, by divorce decree or by will, intestacy or other similar applicable Law, so long as, in the case of the foregoing clauses (i), (ii), (iii) and (iv), the assignee or transferee agrees to be bound by the terms of this Agreement and executes and delivers to the parties hereto a written consent and joinder memorializing such agreement.

(b) Changes to Shares. In the event of a stock dividend or distribution, or any change in the share capital of the Company by reason of any stock dividend or distribution, stock split, recapitalization, combination, conversion, exchange of shares or the like, the term “Covered Voting Shares” shall be deemed to refer to and include the Covered Voting Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Covered Voting Shares may be changed or exchanged or which are received in such transaction. During the Voting Period each Holder will notify the Company promptly in writing of the number and type of any additional Shares acquired by Holder, if any, after the date hereof.

(c) Compliance with Merger Agreement. During the Voting Period, each Holder will not take or agree to take any action that would make any representation and warranty of such Holder contained in this Agreement inaccurate in any material respect except as otherwise permitted by this Agreement. Each Holder further agrees that it shall use its commercially reasonable efforts to cooperate with the Company to effect the Merger and all other Transactions contemplated the Merger Agreement, the ancillary agreements contemplated thereby and the provisions of this Agreement unless the Holders shall have determined in their sole and absolute discretion to pursue or recommend an Alternative Transaction. During the Voting Period, each Holder shall not authorize or permit any of its Representatives to, directly or indirectly, take any action that the Company is prohibited from taking pursuant to the Merger Agreement (unless the Buyer Parties shall have consented thereto, or Holder has determined to pursue or recommend an Alternative Transaction).

(d) Proxy Statement. During the Voting Period, each Holder will provide to the Company, the Buyer Parties and their respective Representatives any information regarding such Holder or the Covered Voting Shares that is reasonably requested by the Company, the Buyer Parties or their respective Representatives for inclusion in the Proxy Statement.

(e) Publicity. Each Holder hereby authorizes the Company to publish and disclose in any announcement or disclosure required by the SEC, Nasdaq or the Proxy Statement (including all documents and schedules filed with the SEC in connection with the foregoing), Holder’s identity and ownership of the Covered Voting Shares and the nature of Holder’s commitments and agreements under this Agreement, the Merger Agreement and any other Transaction Documents.

(f) Support. Each Holder shall, and shall cause its Affiliates, to (i) supply and provide all information to Company or any Governmental Authority, as reasonably requested by the Company or any Governmental Authority, regarding the Holder and its Affiliates (other than the Company and its subsidiaries) in connection with any necessary applications, registrations and filings with any Governmental Authority in connection with the Merger (“Merger Filings”) and (ii) review the information regarding the Holder and its Affiliates (other than the Company and its subsidiaries) in any draft Merger Filings, as reasonably requested by the Company; provided, however, that no Holder or any of its Affiliates shall be required to make any representations, warranties or indemnities except as provided herein, and the liability of such Holder for failing to comply with this Section 3(f) shall be several and not joint, and limited to an amount equal to the net proceeds from the Merger received by such Holder.

(g) Litigation. Each Holder (other than any Buyer Party or any Affiliates of any Buyer Party) agrees not to, and to cause each of its Affiliates (other than Company and its subsidiaries) not to, commence, join in, or knowingly facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim against Buyer Parties, the Company or any of their respective directors or officers related to the Merger Agreement or the Merger, including any claim (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Merger Agreement or (b) alleging a breach of any fiduciary duty of any Person in connection with the evaluation, negotiation or entry into the Merger Agreement; provided, however, that notwithstanding the foregoing, each Holder shall be entitled to share in any monetary judgments finally determined to be owed with respect to any such claim generally to all stockholders of the Company (whether as a result of a final judgment or a settlement among the applicable parties to such claim).

3. Representations and Warranties of Holder. Each Holder, severally and not jointly, hereby represents and warrants to the Company as follows:

(a) Binding Agreement. Each Holder (i) if a natural person, is of legal age to execute this Agreement and is legally competent to do so and (ii) if not a natural person, is (A) a corporation, limited liability company, corporation or partnership duly organized and validly existing under the laws of the jurisdiction of its organization and (B) has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby by each Holder that is not a natural person has been duly authorized by all necessary corporate, limited liability or partnership action on the part of such Holder, as applicable. This Agreement, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of each Holder, enforceable against such Holder in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).

(b) Ownership of Shares. As of the date hereof, each Holder has beneficial ownership over the type and number of the Covered Voting Shares set forth in filings that such Holder has made with the SEC, is the lawful owner of such Covered Voting Shares, has the power to vote or cause such Covered Voting Shares to be voted, and has good and valid title to such Covered Voting Shares, free and clear of any and all pledges, mortgages, encumbrances, charges, proxies, voting agreements, liens, adverse claims, options, security interests and demands of any nature or kind whatsoever, other than those imposed by this Agreement, applicable securities Laws or existing organizational documents, as in effect on the date hereof.

(c) No Conflicts. No filing with, or notification to, any Governmental Authority, and no consent, approval, authorization or permit of any other person is necessary for the execution of this Agreement by each Holder, the performance of its obligations hereunder or the consummation by it of the transactions contemplated hereby. None of the execution and delivery of this Agreement by each Holder, the performance of its obligations hereunder or the consummation by it of the transactions contemplated hereby shall (i) conflict with or result in any breach of the certificate of incorporation, bylaws or other comparable organizational documents of such Holder, if applicable, (ii) result in, or give rise to, a violation or breach of or a default under any of the terms of any Contract or obligation to which such Holder is a party or by which such Holder or any of the Covered Voting Shares may be bound, or (iii) violate any applicable Law or Order, except for any of the foregoing in clauses (i) through (iii) as would not reasonably be expected to impair such Holder’s ability to perform its obligations under this Agreement in any material respect.

(d) No Inconsistent Agreements. Each Holder hereby covenants and agrees that, except for this Agreement, such Holder (i) has not entered into any voting agreement or voting trust with respect to the Covered Voting Shares inconsistent with such Holder’s obligations pursuant to this Agreement, (ii) has not granted, a proxy, consent or power of attorney with respect to the Covered Voting Shares and (iii) has not entered into any agreement or knowingly taken any action that would make any representation or warranty of such Holder contained herein untrue or incorrect in any material respect or have the effect of preventing such Holder from performing any of its material obligations under this Agreement. Each Holder further covenants and agrees that such Holder hereby revokes any proxy previously granted by the Holder with respect to any Covered Voting Shares, and that other than as provided in this Agreement, the Holder shall not directly or indirectly grant any Person any proxy (revocable or irrevocable), power of attorney or other authorization with respect to any of the Holder’s Covered Voting Shares.

4. Miscellaneous.

(a) Termination. Notwithstanding anything to the contrary contained herein, this Agreement shall automatically terminate, and none of the Company, the Buyer Parties or any Holder shall have any rights or obligations hereunder, upon the earliest to occur of (i) the mutual written consent of the Company, the Buyer Parties and Holder, (ii) the Effective Time (following the performance of the obligations of the parties hereunder required to be performed at or prior to the Effective Time), (iii) the date of termination of the Merger Agreement in accordance with its terms or (iv) at such time following notice to the Company that the Holders have determined to pursue or recommend an Alternative Transaction.

(b) Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. This Agreement and all obligations of the parties hereto may not be assigned, transferred or delegated by any such party at any time without the prior written consent of the other parties hereto, and any purported assignment, transfer or delegation without such consent shall be null and void ab initio.

(c) Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person that is not a party hereto or thereto or a successor or permitted assign of such a party.

(d) Governing Law; Jurisdiction. This Agreement and any dispute or controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of law principles thereof. Any arbitration, judicial or administrative action, claim, assessment, suit or proceeding (public or private) or governmental proceeding (an “Action”) arising out of or relating to this Agreement shall be heard and determined exclusively in the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) (the “Specified Courts”). Each party hereto hereby (i) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto and (ii) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by delivery of copies of such process by overnight courier to such party at the applicable address set forth or referred to in Section 5(g). Nothing in this Section 5(d) shall affect the right of any party to serve legal process in any other manner permitted by applicable law.

(e) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5(e).

(f) Interpretation. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) the term “including” (and with correlative meaning “include”) shall be deemed in each case to be followed by the words “without limitation” unless preceded by a negative predicate; (iii) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; and (iv) the term “or” means “and/or”. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(g) Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) by email or other electronic means, with affirmative confirmation of receipt, (iii) one Business Day after being sent, if sent by reputable, nationally recognized international overnight courier service or (iv) five (5) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable party at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Buyer Parties or any Holder: HOFV Holdings, LLC 12214 Lakewood Blvd Downey, CA 90242 Attn: Richard Klein; Jerry Brown Email: rklein@industrialrealtygroup.com; jbrown@fms-law.com with a copy (which will not constitute notice) to:

Bryan Cave Leighton Paisner LLP

One Atlantic Center, Fourteenth Floor

1201 W. Peachtree St., NW

Atlanta, Georgia 30309

Attention: Rick Miller; Amy Taylor Wilson

E-mail: rick.miller@bclplaw.com;

amy.wilson@bclplaw.com

If to the Company:

Hall of Fame Resort & Entertainment Company

2014 Champions Gateway, Suite 100

Canton, OH 44708

Attn: Michael Crawford; Tim Kelly

E-mail: michael.crawford@HOFVillage.com;
tim.kelly@HOFVillage.com

with a copy (which will not constitute notice) to:

Hunton Andrews Kurth LLP

2200 Pennsylvania Avenue NW

Washington, DC 20037

Attn: Steven Patterson; J.A. Glaccum
Email: spatterson@huntonAK.com;
j.a.glaccum@huntonAK.com

(h) Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Company, the Buyer Parties and each Holder. No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

(i) Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon the determination that any term or other provision is invalid, illegal or incapable of being enforced in any relevant jurisdiction, the parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable in such jurisdiction, the intent and purpose of such invalid, illegal or unenforceable provision.

(j) Specific Performance. Each Holder acknowledges that its obligations under this Agreement are unique, recognizes and affirms that in the event of a breach of this Agreement by a Holder, money damages will be inadequate and the Company will have not adequate remedy at law, and agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by such Holder in accordance with their specific terms or were otherwise breached. Accordingly, the Company shall be entitled to an injunction or restraining order to prevent breaches of this Agreement by any Holder and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

(k) Expenses. Each party shall be responsible for its own fees and expenses (including the fees and expenses of investment bankers, accountants and counsel) in connection with the entering into of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby; provided, that in the event of any Action arising out of or relating to this Agreement, the non-prevailing party in any such Action will pay its own expenses and the reasonable documented out-of-pocket expenses, including reasonable attorneys’ fees and costs, reasonably incurred by the prevailing party.

(l) No Partnership, Agency or Joint Venture. This Agreement is intended to create a contractual relationship among Holder, the Buyer Parties and the Company, and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship among the parties hereto. Nothing contained in this Agreement shall be deemed to vest in the Company any direct or indirect ownership or incidence of ownership of or with respect to any Covered Voting Shares.

(m) Further Assurances. From time to time, at another party’s request and without further consideration, each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

(n) Entire Agreement. This Agreement (together with the Merger Agreement to the extent referred to herein) constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled; provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the parties under the Merger Agreement or any ancillary agreement contemplated thereby.

(o) Counterparts; Facsimile. This Agreement may be executed and delivered by facsimile or electronic signature or by email in portable document format in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Voting Agreement as of the date first written above.

HOFV HOLDINGS, LLC

By:	/s/ Stuart Lichter
Name:	Stuart Lichter
Title:	President

OMAHA MERGER SUB, INC.

By:	/s/ Stuart Lichter
Name:	Stuart Lichter
Title:	President

HALL OF FAME RESORT & ENTERTAINMENT COMPANY

By:	/s/ Michael Crawford
Name:	Michael Crawford
Title:	President and Chief Executive Officer

{Signature Page to Voting Agreement}

Holders:

American Capital Center, LLC

By:	/s/ Richard Klein
Name:	Richard Klein
Title:	Chief Financial Officer
Number of Covered Voting Shares: 18,521

CH CAPITAL LENDING, LLC

By: Holdings SPE Manager, LLC, its Manager

By:	/s/ Richard Klein
Name:	Richard Klein
Title:	Chief Financial Officer
Number of Covered Voting Shares: 751,168

IRG, LLC

By:	/s/ Stuart Lichter
Name:	Stuart Lichter
Title:	President
Number of Covered Voting Shares: 15,950

/s/ Stuart Lichter
Name:	Stuart Lichter
Number of Covered Voting Shares: 9,090

MIDWEST LENDER FUND, LLC

By:	/s/ Stuart Lichter
Name:	Stuart Lichter
Title:	President
Number of Covered Voting Shares: 5,681

{Signature Page to Voting Agreement}